DEBT CONVERSION AGREEMENT

THIS DEBT CONVERSION AGREEMENT (this “Agreement”) is made and entered into as of September 29, 2015, by and between China BAK Battery, Inc., a Nevada corporation (the “Company”) and each of the persons listed on the Schedule of Creditors attached hereto as Exhibit A (individually, a “Creditor” and collectively, the “Creditors”).

WHEREAS, from time to time, the Creditors have provided financing to the Company in the form of bank transfers, and, as of the date hereof, the Company owed each Creditor an amount of loan, including both principals and accrued interests, as is set forth opposite such Creditor’s name on the Schedule of Creditors (collectively, the “Debts”);

WHEREAS, the Company desires to reduce its debt load in order to improve its balance sheet and to enhance its ability to secure additional financing; and

WHEREAS, each of the Creditors is willing to convert some or all of the respective amounts owed by the Company into equity in the Company, at a conversion price equal to $2.25 per share (the “Conversion Price”), and on the terms set forth herein, and the Company is willing and able to issue shares of Common Stock to the Creditors on the terms described herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby covenant and agree as follows:

1.     Conversion of the Debts; Issuance of the Shares. At the Closing (as defined in Section 2 hereof) and subject to the terms and conditions of this Agreement, all of the Debts shall be converted into an aggregate of 4,376,731 shares of common stock of the Company, par value $0.001 per share (the “Shares”) at the Conversion Price, and the Company hereby agrees to issue to each Creditor a number of Shares as is set forth opposite such Creditor’s name on the Schedule of Creditors.

2.     Closing; Delivery of Shares.

(a).     The closing of the conversion of Debts and the issuance of the Shares shall occur as soon as practicable after the execution of this Agreement, but in no event later than thirty (30) calendar days from the execution of this Agreement (the “Outside Date”), at the offices of the Company, or such other place, date and time as set forth in this Agreement or as the parties hereto may otherwise agree (the “Closing”).

(b).     At the Closing, the Company shall use its best efforts to cause the Company’s transfer agent to deliver to each of the Creditors, by courier or FedEx, stock certificate, or certificates, registered in the name of such Creditor and representing the amount of Shares as is set forth opposite such Creditor’s name on the Schedule of Creditors.

3.     Representations and Warranties of Creditor. Each Creditor, severally and not jointly, represents and warrants to the Company with respect to only itself that, as of the date hereof and as of the date of Closing:

(a).     Qualification, Authorization and Enforcement. If the Creditor is a business entity, such Creditor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate or partnership power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by the Creditor, the performance by the Creditor of its obligations hereunder and thereunder, and the consummation by the Creditor of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite action on the part of Creditor. This Agreement has been duly executed by such Creditor, and when delivered by such Creditor in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Creditor, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(b).     No Conflict. The execution, delivery, and performance of this Agreement do not and will not: (i) conflict with or violate any law or governmental order applicable to the Creditor; or (ii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time or both would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on any of the assets or properties of the Creditor pursuant to, any contract to which the Creditor is a party or by which any of such assets or properties is bound or affected.

(c).     Governmental Consents and Approvals. The execution, delivery, and performance of this Agreement by the Creditor do not and will not require any consent, approval, authorization, or other order of, action by, filing with, or notification to, any governmental authority.

(d).     Purchase Entirely for Own Account. Creditor is acquiring the Shares for Creditor’s own account for investment purposes only, not as nominee or agent, and not with a view to, or for sale in connection with, a distribution of the Shares within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and Creditor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act without prejudice; however, Creditor has a right at all times to sell or otherwise dispose of all or any part of such Shares in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by Creditor to hold Shares for any period of time.

(e).     Investor Status. Creditor is not a registered broker-dealer under Section 15 of the Securities Exchange Act of 1934 (the “Exchange Act”) or an entity engaged in a business that would require it to be so registered. Creditor has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Shares. Creditor acknowledges that an investment in the Shares is speculative and involves a high degree of risk. If such Creditor is a U.S. Person (as such term is defined in Rule 902(k) of Regulation S), at the time such Creditor was offered the Shares, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act, and such Creditor has completed and executed the Creditor Questionnaire attached as Exhibit B to this Agreement.

(f).     Regulation S. If such Creditor is not a U.S. Person, such Creditor (i) acknowledges that the certificate(s) representing or evidencing the Shares contain a customary restrictive legend restricting the offer, sale or transfer of any Shares except in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration, (ii) agrees that all offers and sales by such Creditor of Shares shall be made pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from, or a transaction not subject to the registration requirements of, the Securities Act, (iii) represents that the offer to purchase the Shares was made to such Creditor outside of the United States, and such Creditor was, at the time of the offer and will be, at the time of the sale and is now, outside the United States, (iv) has not engaged in or directed any unsolicited offers to purchase Shares in the United States, (v) is neither a U.S. Person nor a Distributor (as such terms are defined in Rule 902(k) and 902(d), respectively, of Regulation S), (vi) has purchased the Shares for its own account and not for the account or benefit of any U.S. Person, (vii) is the sole beneficial owner of the Shares specified on signature pages hereto opposite its name and has not pre-arranged any sale with an investor in the United States, and (ix) is familiar with and understands the terms and conditions and requirements contained in Regulation S, specifically, without limitation, each Creditor understands that the statutory basis for the exemption claimed for the sale of the Shares would not be present if the sale, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the Securities Act. Such Creditor has completed and executed the Creditor Questionnaire attached as Exhibit B to this Agreement.

(g).     Access to Information. Creditor has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(h).     Independent Investment Decision. Creditor has independently evaluated the merits of its decision to purchase the Shares pursuant to the this Agreement, and such Creditor confirms that it has not relied on the advice of any other Creditor’s business and/or legal counsel in making such decision. Creditor understands that nothing in the Agreement or any other materials presented to Creditor in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. Creditor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares.

(i).     Restricted Securities. Creditor understands and acknowledges that:

i.     the Shares are characterized as “restricted securities” under the U.S. federal securities laws and will bear a customary restrictive legend inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances;

ii.    the Shares have not been registered under the Securities Act or any state securities laws and are being offered and sold in reliance upon specific exemptions from the registration requirements of the Securities Act and state securities laws, and the Company is relying upon the truth and accuracy of, and Creditor’s compliance with, the representations, warranties, covenants, agreements, acknowledgments and understandings of Creditor contained in this Agreement in order to determine the availability of such exemptions and the eligibility of Creditor to acquire the Shares;

iii.   the Shares must be held indefinitely unless such Shares are registered under the Securities Act or applicable state securities laws, or an exemption from registration is available;

(j).     No Registration Rights. Creditor further understands that there are no registration rights associated with the Shares being acquired pursuant to this Agreement.

4.     Representations and Warranties of the Company. The Company hereby represents and warrants to each of the Creditors that, as of the date hereof and as of the date of Closing:

(a).     Qualification, Authorization and Enforcement. The Company is duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations thereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company in connection therewith. This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(b).     No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company’s articles of incorporation, bylaws or other organizational or charter documents as in effect on the date hereof, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a material adverse effect.

(c).     Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any United States or People’s Republic of China court or other federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by the Company of this Agreement, other than (i) filings if required by state securities laws, (ii) if required, the filing with NASDAQ of an applicable additional shares listing application or notification relating to the Shares issuable hereunder, (iii) if required, the filing of a Notice of Sale of Securities on Form D with the Securities and Exchange Commission under Regulation D of the Securities Act, (iv) the filings required in accordance with the Exchange Act and (v) those that have been made or obtained prior to the date of this Agreement.

(d).     Issuance of Shares. The Shares are duly authorized and, when issued and paid for in accordance with the terms and conditions of this Agreement, will be validly issued, fully paid and nonassessable, free and clear of all liens imposed by the Company. There are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to, the Shares. The Shares are not the subject of any present or, to the Company’s knowledge, threatened suit, action, arbitration, administrative or other proceeding, and the Company knows of no reasonable grounds for the institution of any such proceedings.

5.     Amounts Repaid in Full. For and in consideration of the issuance of the Shares to the Creditors, the Debts shall be deemed to be repaid in full, and the Company shall have no further obligations in connection with the Debts.

6.     Release by the Creditor. Upon receipt of the Shares, such Creditor releases and discharges Company, Company’s officers, directors, principals, control persons, past and present employees, insurers, successors, and assigns (“Company Parties”) from all actions, cause of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, which against Company Parties such Creditor ever had, now have or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever, whether or not known or unknown, from the beginning of the world to the day of the date of this Release relating to the Debts. The Creditor represents and warrants that no other person or entity has any interest in the matters released herein, and that it has not assigned or transferred, or purported to assign or transfer, to any person or entity all or any portion of the matters released herein.

7.     Fees, Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all transfer agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company), stamp taxes and other taxes and duties levied in connection with the delivery of any Shares to the Creditors.

8.     General Provisions.

(a).     Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed under the laws of the State of New York without regard to the choice of law principles thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York located in The City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or therewith or with any transaction contemplated hereby or thereby, and hereby irrevocably waives any objection that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b).     Termination. This Agreement may be terminated prior to Closing:

i.     by written agreement of the Creditors and the Company; and

ii.    by either the Company or an Creditor (as to itself but no other Creditor) upon written notice to the other, if the Closing shall not have taken place by 6:30 p.m. Eastern time on the Outside Date; provided, that the right to terminate this Agreement under this Section 8(b) shall not be available to any person whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such time.

Upon a termination in accordance with this Section 8(b), the Company and terminating Creditor(s) shall not have any further obligation or liability (including as arising from such termination) to the other and no Creditor will have any liability to any other Creditor under this Agreement as a result herefrom and therefrom.

(c).     Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

(d).     No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person, except as otherwise set forth in Section 6.

(e).     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. A facsimile or PDF copy of this Agreement shall be deemed an original.

(f).     Headings. The headings used in this Agreement are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision of this Agreement.

(g).     Modification and Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and the Creditor(s) holding a majority of the Shares. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

(h).     Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

(i).     Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

(j).     Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

(k).     Survival. The representations, warranties, agreements and covenants contained herein shall survive the Closing and the delivery of the Shares, until the second anniversary of the date hereof.

(l).     Notices. All notices or other communications required or permitted by this Agreement shall be writing and shall be deemed to have been duly received:

i.     if given by facsimile or electronic version, when transmitted and the appropriate telephonic or electronic confirmation received if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission;

ii.    if given by certified or registered mail, return receipt requested, postage prepaid, three business days after being deposited in the U.S. mails; and

iii.   if given by courier or other means, when received or personally delivered, and, in any such case, addressed as indicated herein, or to such other addresses as may be specified by any such party to the other party pursuant to notice given by such party in accordance with the provisions of this Section.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

COMPANY:

CHINA BAK BATTERY, INC.

By:
Name: Xiangqian Li
Title: Chief Executive Officer

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOR CREDITORS FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

CREDITOR

By:
Name:
Title:

Exhibit A

Schedule of Creditors

EXHIBIT B

Creditor Questionnaire

Non-U.S. Persons:

(A)	_____	I hereby represent and warrant that I AM NOT a U.S. domestic Person.

U.S. Persons:

(B)	_____	I hereby represent and warrant that I AM a U.S. domestic Person. (Please also indicate below which category of Accredited Investor is applicable)

[To be completed below ONLY IF you ARE a U.S. Person]

PART I—FOR INDIVIDUALS ONLY

Accredited Investors:

________     I am an Accredited Investor (as defined in Rule 501 of Regulation D promulgated under the Securities Act) because I certify that (check all appropriate descriptions that apply):

(a)    ____________     I am a natural person whose individual net worth, or joint net worth with my spouse, exceeds $1,000,000. For purposes of this item, "net worth" means the excess of total assets at fair market value (including personal and real property, but excluding the estimated fair market value of a person's primary home) over total liabilities. Total liabilities excludes any mortgage on the primary home in an amount of up to the home's estimated fair market value as long as the mortgage was incurred more than 60 days before the Shares are purchased, but includes (i) any mortgage amount in excess of the home's fair market value and (ii) any mortgage amount that was borrowed during the 60-day period before the closing date for the sale of Shares for the purpose of investing in the Shares.

(b)     ____________     I am a natural person who had individual income exceeding $200,000 in each of the last two calendar years and I have a reasonable expectation of reaching the same income level in the current calendar year. [For purposes of this item, "income" means annual adjusted gross income, as reported for federal income tax purposes, plus (i) the amount of any tax-exempt interest income received; (ii) the amount of losses claimed as a limited partner in a limited partnership; (iii) any deduction claimed for depletion; (iv) amounts contributed to an IRA or Keogh retirement plan; (v) alimony paid; and (vi) any gains excluded from the calculation of adjusted gross income pursuant to the provisions of Section 1202 of the Internal Revenue Code of 1986, as amended.]

(c)     ____________     I am a natural person who had joint income with my spouse exceeding $300,000 in each of the last two calendar years and I have a reasonable expectation of reaching the same income level in the current calendar year, as defined above.

(d)     ____________     I am a director, executive officer or general partner of the Company, or a director, executive officer or general partner of a general partner of the Company. (For purposes of this item, executive officer means the president; any vice president in charge of a principal business unit, division or function, such as sales, administration or finance; or any other person or persons who perform(s) similar policymaking functions for the Issuer.)

PART II—CREDITORS WHO ARE NOT INDIVIDUALS

Accredited Investors

Please check the appropriate description which applies to you.

(a)     ____________     A bank, as defined in Section 3(a)(2) of the Securities Act or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in an individual or a fiduciary capacity.

(b)     ____________     A broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended.

(c)     ____________     An insurance company, as defined in Section 2(13) of the Securities Act.

(d)     ____________     An investment company registered under the Investment Company Act of 1940 or a business development company, as defined in Section 2(a)(48) of that act.

(e)     ____________     A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

(f)     ____________     A plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if the plan has total assets in excess of $5 million.

(g)    ____________     An employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is being made by a plan fiduciary, as defined in Section 3(21) of such act, and the plan fiduciary is either a bank, an insurance company, or a registered investment adviser, or if the employee benefit plan has total assets in excess of $5 million.

(h)     ____________     A private business development company, as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

(i)     ____________     A corporation, Massachusetts or similar business trust, or partnership, or an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, that was not formed for the specific purpose of acquiring the Shares, and that has total assets in excess of $5 million.

(j)     _____________     A trust with total assets in excess of $5 million not formed for the specific purpose of acquiring the Shares, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act.

(k)     _____________     An entity in which all of the equity owners are accredited investors and meet the criteria listed in Part I this Questionnaire.

If you checked (k), please complete the following part of this question:

(1) List all equity owners:

(2) What is the type of entity?

(3) Have each equity owner respond individually to Part I of this Questionnaire.